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                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
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                          SCHEDULE 14A INFORMATION


        PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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                            EL PASO CORPORATION
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                            El Paso Corporation
                          Moderator: Bruce Connery
                               March 31, 2003
                               10:00 a.m. EST


OPERATOR: Good morning, ladies and gentlemen. Welcome to the El Paso Corporation fourth quarter 2002 earnings conference call. At this time, all participants have been placed on a listen-only mode and the floor will be open for questions and comments following the presentation. It is now my pleasure to turn the floor over to your host, Mr. Bruce Connery. Sir, you may begin.

BRUCE CONNERY, EL PASO CORPORATION: Thank you. Good morning and we appreciate you joining our call.

In just a moment, I will turn the call over to Ron Kuehn, our chairman and chief executive officer.

I need to make you aware that later on this morning, we will be filing our 10-K. You can access that 10-K either through the SEC website or through our own website, which is elpaso.com in the "for investors" section.

Before we begin the call, we need to make aware you that we will make forward-looking statements and projections made in reliance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable and complete.

However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this call, including without limitation our ability to attract and retain qualified members of the board of directors; the successful recruitment and retention of a qualified CEO; the successful implementation of 2003 operational and financial plans; the successful implementation of the settlement related to the Western Energy crisis; and material and adverse impacts from our proxy contest with Celene Zilca (ph); actions by the credit rating agencies; the successful close of financing transactions, including the extension of our bank facilities; our ability to successfully exit the energy trading business; our ability to divest of certain non-core assets; changes in commodity prices for oil, natural gas and power; general economic and weather conditions in geographic regions or markets served by El Paso Corporation and its affiliates, or where operations of the company and its affiliates are located; the uncertainties associated with governmental regulation; political and currency risk associated with international operations of the company and its affiliates; inability to realize anticipated synergies and cost savings associated with restructurings and divestitures on a timely basis; difficulty in integration in the operations of the previously acquired companies, competition and other factors described in the company's and its affiliates' SEC filings.

While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events or otherwise.

In this call, we will include certain financial information that's calculated and presented on the basis of methodologies other than in accordance with generally accepted accounting principles, GAAP. A presentation of the most directly comparable financial measures calculated and presented in accordance with GAAP and a reconciliation of the differences between each non-GAAP financial measure used in this presentation with the most comparable financial measure calculated and presented in accordance with GAAP is provided on our website, www.elpaso.com.

Prior to its 2003 annual meeting, El Paso will furnish to its shareholders El Paso's definitive proxy statement relating to this meeting together with a white proxy card. Shareholders are strongly advised to read this proxy statement when it becomes available, as it will contain important information. Shareholders will be able to obtain El Paso's proxy statement, any amendments or supplements to the proxy statement and any other documents filed by El Paso with the Securities and Exchange Commission or free at the Internet website maintained by the SEC at www.sec.gov. Copies of the proxy statement and any amendments and supplements to the proxy statement will also be available for free at El Paso's Internet website at www.elpaso.com, or by writing to El Paso Corporation Investor Relations, P.O. Box 2511, Houston, Texas, 77252. In addition, copies of proxy materials may be requested by contacting our proxy solicitors, McKenzie
(ph) Partners, Inc., at 800-322-2885 toll free, or by e-mail at proxy@mckenziepartners.com.

To the extent that individual customers, independent industry researchers, financial analysts or El Paso commissioned research are quoted herein, it is El Paso's policy to use reasonable efforts to verify the source and accuracy of the quote. El Paso has not, however, sought or obtained the consent of the quoted source to use such quote as proxy soliciting material. This document may contain expressions of opinion and belief - except as otherwise expressly attributed to another individual or entity, these opinions and beliefs are the opinions and beliefs of El Paso.

Information regarding the names, affiliation and interest of individuals who may be deemed participants in the solicitation of proxies of El Paso shareholders is contained in schedule 14A filed by El Paso with the SEC on February 18th, 2003 as amended by schedule 14A filed by El Paso on March 18th of 2003.

I'll turn the call over to Ron Kuehn.

RON KUEHN, CHAIRMAN AND CEO, EL PASO CORPORATION: Good morning, and thank you all for joining us.

In addition to Bruce, with me here today are others from our management team including Brent Austin, president and chief operating officer, Dwight Scott, our CFO, Rod Erskine, president of El Paso's production company, and John Somerhalder (ph), president of El Paso's pipeline group.

In this morning's call, we will review 2002 results, and it is an understatement to say that 2002 was a challenging year for El Paso. Some of what has affected us can be blamed on an industry in turmoil, tougher credit standards and other factors. However, some of our problems, particularly our leverage, are the result of bad investment decisions. Yet I believe today El Paso is meeting its challenges head on.

During 2002, we faced a variety of issues that ran the gamut. Our merchant businesses experienced difficult conditions and we saw lower earnings as a result. El Paso's credit ratings were downgraded below investment grade, which resulted in about 1.7 billion of new liquidity demands. At the same time, our ability to access the capital markets was limited. As a result, we found ourselves in a position where we needed to sell assets in order to meet our liquidity needs and pay off debt and other obligations.

The reason that we have been able to meet these challenges is that El Paso has a world class asset base. With pooling restrictions associated with the coastal merger behind us, we sold almost 4 billion of non-core assets in 2002. In February, we announced our five-point operational and financial plan which was designed to move even more aggressively to restore value to El Paso and we are making steady progress on that plan.

We have focused clearly on preserving and enhancing the value of our core businesses - pipeline, production, midstream and non-merchant power. Our pipeline and production businesses will spend about 87 percent of this year's capital program, and John or Rod will give you an you update on how their businesses are performing later on today.

We continue to divest our non-core businesses quickly and prudently. We have signed agreements for or closed more than 50 percent or 1.7 billion of the targeted 3.4 billion of asset sales that we expect for this year. We intend to have more than 80 percent of this program completed or announced by the end of the second quarter of this year. We sold our European gas book, and as we said before, we will be exiting trading all together. We anticipate that this will help us recover significantly larger amounts of our cash collateral over time. These asset sales also have helped with our goal of strengthening and simplifying the balance sheet, while maximizing our liquidity.

As Dwight will go through with you in a moment, our liquidity is strong.

As of March 28th, we had 1.5 billion in cash on hand. Recently, we also closed a 1.2 billion two-year secured loan that was used in part to retire our Trinity (ph) River financing. We completed bond offerings by Southern Natural Gas and ANR Pipeline for a total of 700 million, and we retired 1 billion of notes issued in connection with our Electron power financing. All of these efforts improved the company's financial flexibility.

We are also addressing our costs. Costs have in large measure been at a level associated with a company that was engaged in a myriad of activities that we won't be associated with going forward. We have to bring our costs in line with what we are going to be, not what we were. Last year, we reduced annual expenses by 300 million. We have a plan in place to achieve additional cost savings this year of at least 150 million. In addition, we are undertaking a top-to-bottom analysis of the company to achieve further cost reductions and emerge with the most effective cost structure possible for our businesses.

The last part of our plan deals with regulatory and litigation matters. We announced on March 20th that the company reached a comprehensive agreement in principal to resolve the principal litigation and claims related to the Western Energy crisis. We structured this settlement in a manner that will minimize current demands on our liquidity. The after-tax charge for the settlement is approximately $650 million, which was taken in the fourth quarter of 2002. You will see this charge when Dwight goes through the non-recurring items for the quarter.

We are also pleased that the FERC staff's comprehensive report on the California energy crisis released last week did not open up any new issues for El Paso. Although most energy companies are dealing with new show-cause
(ph) orders associated with the so-called gaming of the markets, El Paso was conspicuously absent from the list. There is still much work to be done, and as we look at what we are facing in 2003, there are further challenges ahead. We have made good progress in reducing our fixed debt maturities for this year and next. We are working hard on renegotiating all of our credit facilities and believe that upon completion of these discussions, we will reduce our debt further.

We have a debt-reduction plan in place, and we will keep you posted on the progress on that.

Our commitment to our core businesses drives many of our decisions. We want to make sure we are enhancing the value of these core businesses at every opportunity. And as you know, the board is actively engaged in a search for a permanent CEO. In the meantime, I am working hard every day with this management team to see that El Paso's plans are executed. When we find a new CEO, I will help to make that transition seamless and efficient.

While we still face challenges, we continue to make the right decisions and take the right actions to ensure that we will return value to this company.

Now I'll turn it over to Dwight Scott, who will go through a financial review of the fourth quarter and year-end earnings with you - Dwight?

DWIGHT SCOTT, CHIEF FINANCIAL OFFICER, EL PASO CORPORATION: Thank you, Ron. Hello, everyone.

The fourth quarter of last year was an especially difficult one for the company and its financial position. In my presentation, I'll review with you the impact on the company of the credit downgrades in November, our decision to exit trading and the related weakness in that part of our business and the impairments of a number of assets that were originally pursued in very different times.

Our company's financial position showed significant resilience during this period, which you'll also see in parts of my discussion. I believe that El Paso is dealing with the issues before us and that we have made tremendous progress. However, we must rebuild investor confidence and trust, reduce leverage and provide for the core earning strength of the company to be realized. To address the first issue, we have attempted to provide detail and explanation of our business and financial position in our 10-K filed today.

Throughout my discussion, I'll reference the section of the 10-K where more information and explanation on the year can be found. In the 10-K, you will find an index that should help you to review items of particular interest in the footnotes. As we move through the year, we will continue to communicate with the investment community to provide further clarity regarding our plans to reduce leverage and improve earnings power.

I am speaking from a series of slides as opposed to the other speakers today, so I would direct you to slide titled page 5, which is titled summary income statement. As shown here, we will report a loss in the fourth quarter of 2002 of $2.92 per share or approximately 1.7 billion and a loss for the full year of 2002 of $2.62 per share or 1.5 billion. This page reconciles from these losses to a pro forma loss in the fourth quarter of 69 cents per share or 407 million, and pro forma earnings of 64 cents per share or 361 million for the full year.

For the full year, the greatest non-recurring impact on our earnings came from restructuring costs, asset impairments and loss on sale of assets of $1.69 per share or approximately 950 million after tax. Offsetting these charges were net gains from the sale of assets of 32 cents a share, or approximately 180 million after tax.

I will address the fourth quarter charges in more detail in a later slide, and more detail on all of this can be found in our 10-K, especially in footnote four, restructuring and merger-related costs, and footnote five, net gain loss on long-life assets.

In addition, the financial impact of the Western Energy settlement was recognized in 2002 and resulted in a loss of $1.16 per share or approximately 650 million after tax. Footnote two in our 10-K titled "Western Energy settlement" provides more detail on this settlement and we recently held a conference call to discuss the transaction. While the settlement had a significant impact on our earnings in 2002, we believe that it will resolve an important source of uncertainty surrounding the company and will improve our capability to achieve financial and other goals in 2003 and beyond.

The accounting changes shown on this page primarily reflect the implementation of EITF-023 in the fourth quarter of 2002 and FAS 141-142 in the first quarter of 2002. EITF-023 required energy trading companies to mark to market only those financial instruments that qualify as derivatives under FAS 133. I will discuss the impact of this change on a slide later.

FAS 141-142 addressed the treatment of goodwill and the implementation of these guidelines and the first quarter of 2002 resulted in a gain for the company. Our 10-K has several areas where more detail is available, including footnote one, summary of significant events and accounting policies, and footnote six, accounting changes. These charges, when combined with the - all these charges when combined with the fourth quarter decrease in fair market value of the trading book, which was 444 million after tax, are consistent with the company's guidance of February 5th, 2003.

You've heard us discuss the ceiling test charges and the impairment of our coal business in previous quarters. The currency lost on our Euro-denominated financing is a good example of the impact of the reduction of credit available to the company in 2002, as we were unable to hedge that exposure effectively in the year. We had a further currency loss in the fourth quarter of 50 million that we included in our interest expense. Since we no longer expect to hedge this exposure, we treated the cost as recurring.

I ask you to turn to the next slide, fourth quarter2002 segment results. The format that you see on this page is consistent with footnote 24, titled "segment information" in our 10-K. That footnote is for the full year 2002. In addition, much of this information is available in more detail in the 10-K under management's discussion and analysis of financial condition.

The pipeline group reported an operating loss for the fourth quarter of 103 million. Excluding the impact of the impairment of the investment in our Australian pipeline assets and a portion of the costs of the Western Energy settlement, the pro-forma EBIT of the group would have been 355 million. This result is consistent with our expectation for the quarter and is slightly below the fourth quarter of 2001. The production group reported 170 million of operating income in the fourth quarter, which is approximately equal to its pro-forma EBIT of 178 million.

The fourth quarter was below expectations for production while our average realized price for natural gas for the quarter was $3.61 in Mcf and was below market price due to our hedged volumes. In addition, production volumes were lower, primarily due to asset sales throughout the year in 2002. Depletion expense was also higher in the fourth quarter at $1.42 per Mcf.

On our last call, Rod discussed the impact of the asset sales process and reserve revisions on depletion rates. While we expect these higher rates to continue into the first half of 2003, we believe that our drilling program will result in lower rates later on in the year. The field services group reported 177 million of operating income in the fourth quarter. Excluding the impact of the gains related to asset sales, that's primarily the San Juan gathering assets, the pro forma EBIT of the group would have been 27 million.

The equity earnings and distributions from El Paso partners were consistent with our plan, but the operating income from the processing business which remains wholly owned by El Paso, was negatively impacted by high natural gas prices. The merchant energy group reported a 1.5 billion operating loss in the fourth quarter. Excluding the impact of asset impairments and costs of Western Energy settlement, the pro forma EBIT of the group would have been a loss of 648 million.

I'll discuss the impairments in some detail later, as well as the performance of the merchant business as this is obviously a segment with the most complexity within the company.

Corporate and other reported a 238 million operating loss in the fourth quarter. Excluding the impact of an impairment of substantially all dark fiber inventory held by the company, the pro forma EBIT would have been a loss of 52 million. This loss is primarily attributable to our telecom business. The business performs as we expected - is continuing to perform as we expected but we will explore ways to reduce the impact of the ongoing losses on the company in 2003.

If you'd turn to the next slide, which is titled "review of merchant results for fourth quarter 2002," much of the information on this slide is also available in our - in more detail on our 10-K under management discussion and analysis of financial condition, as well as in some supplemental disclosure that was attached to the press release today.

The power group reported 161 million operating loss in the fourth quarter. Excluding the impact of impairments of our turbine inventory, our C.E. generation, which is an investment we had in the power business that was sold in the first quarter of this year, our investment in end cap and certain of our other power assets, the pro forma EBIT of the group would have been 97 million. Our domestic asset portfolio performed as planned, though our equity contribution for the fourth quarter from Electron was a loss compared to earnings in the fourth quarter of last year.

Our international business performed as expected for the quarter. Petroleum LNG group reported a 75 million operating loss in the fourth quarter. Excluding the impact of impairments of our investment in an MTBE plant and several other smaller assets, the pro forma EBIT of the group would have been 41 million. The fourth quarter was a very difficult market environment for our Eagle Point and River refineries and for much of our other petroleum business.

However, our LNG business reported a strong quarter due to the sale of our Snovic (ph) contract on our co-point (ph) facility in the period. The trading group reported a 1.2 billion operating loss in the fourth quarter. Excluding the impact of the cost of the Western Energy settlement, the pro forma EBIT of the group would have been a loss of 713 million. While the loss in the fair market value of the trading book is not an adjustment to pro forma EBIT, it resulted in a loss in the fourth quarter of approximately 620 million.

In addition, we executed a number of transactions that reduced the size and risk of our portfolio in the quarter, and these transactions resulted in an operating loss.

In our 10-K, you will see that the value of our trading book is a $50 million liability at December 31, 2002. This is the result of a loss in the quarter and the change in the accounting related to EITF-023. As far as I know, we're the only company in our sector to implement this new rule prior to 2003. The impact on our book is in three parts - 225 million of reduction related to the movement of items that were valued on a mark to market basis to accrual accounting, 118 million of reduction resulting from the revaluation of our natural gas and storage inventory to historical cost, and a balance sheet reclassification of our natural gas inventory of 254 million out of our trading book value.

More information on these adjustments can be found in our 10-K under management's discussion and analysis, and in footnote one, summary of significant events and accounting policies, and footnote six, accounting changes.

Turn to the next slide, detailed fourth quarter 2002 impairments. I've reviewed much of the information in this page on my previous discussion. However, I will point out that more description of these and other charges for the full year are available in the 10-K under management's discussion and analysis, and in footnote four, restructuring and merger-related costs and footnote five, net gain loss on long-life assets.

I've been asked several times recently about the potential for additional non-recurring charges or impairments in 2003. While it's difficult to predict when and how much we may take for any impairments or loss on asset sales in the future, we have tried to provide some insight to the market through our 10-K. We stated in our February call that we may report an impairment loss upon consolidation of Electron. Our 10-K provides more information on this in the management's discussion and analysis section. But the principal issue is the current value of the assets relative to our book value and goodwill upon consolidation.

While we have not completed our analysis, we may report a charge of 200 million to 300 million after tax upon consolidation based upon the fair market value of the assets at the time. In addition, we expect to incur losses upon the disposition of assets in 2003, and we currently expect those charges to be in the range of 300 million to 375 million after tax.

Finally, we expect to consolidate our Lakeside telecom facility either upon completion of our new credit facility or upon implementation of new accounting rules. We expect that such consolidation will result in an after-tax charge of between 75 million and 100 million.

Footnote one, summary of significant events and accounting policies in our 10-Kdiscusses this potential charge in greater detail.

Turn to the next page titled "overview of operating cash flow." This information down on the next several pages is available in more detail in the 10-K under management's discussion and analysis of financial condition, and especially in the liquidity and capital resources section. I encourage you to review that section of the document as we have provided information on both historical and expected liquidity and cash flow in order to help investors understand what has been a very important topic for the company.

As you can see, cash flow before working capital and non-working capital changes was approximately $2 billion for the full year 2002, compared to approximately 1.6 billion for the first nine months of the year. The fourth quarter results were approximately 100 million to 150 million below our expectations prior to the November downgrades. The shortfall is primarily as a result of operating cash used in the trading book. As we experienced the downgrade, we reduced the cash at risk in our book in the fourth quarter in order to reduce potential cash collateral demand and risk despite the fact that these sales resulted in a use of operating cash.

Working capital and non-working capital changes were approximately $1 billion above the expected amount for the year. These were a direct result of the cash collateral requirements of the downgrade and the margin requirements driven by higher natural gas prices. Net cash used in our investing activities was 1.3 billion for 2002. Our investing activities consisted primarily of cap-ex and equity investments of 4 billion offset by cash, asset and equity investment sales of 2.9 billion.

If you turn to the next page on balance sheet, this information is also available in more detail in the 10-K under management's discussion and analysis in the liquidity and capital resources section. In addition, footnote 18, debt and other financing obligations and other credit facilities, footnote19, preferred interest of consolidated subsidiaries, and footnote 20, commitments and contingencies, provide details on our various on balance sheet and off balance sheet obligations.

Our debt increased by approximately $1 billion in the quarter due to the cash requirements of a downgrade. We funded those cash needs through a borrowing under our revolving credit facility of 1.5 billion, and that amount remained outstanding under the 364-day facility. In the quarter, we repaid approximately 300 million of our preferred interest and funded a number of obligations under our guarantees. That's measured by our bank facility. The net impact of those transactions was an increase in our obligations senior to common stock to 24.9 billion, or 23.4 billion net of available cash and restricted cash.

The debt-to-capital covenant in our major credit facilities requires that the company maintain a debt-to-capital ratio of no greater than 70 percent. This measure is essentially the ratio of total debt plus guarantees for borrowed money to total capital. At the end of the year, that ratio was approximately 63 percent. GAAP debt-to-capitalization on December 31 was 61 percent, and if you take total liability senior to common to total capitalization, that was 72 percent.

We understand the need to reduce debt at the company and are working hard to that end. We expect to reduce our obligations senior to common stock throughout 2003 by approximately 2.5 billion and are working hard to exceed that goal. However, as we simplify our balance sheet and move obligations from the guarantee and preferred interest line to the debt line, we will see an overall increase in reported debt to equity and preferred interest.

For instance, we recently paid $1 billion on the Electron maturity. The impact on our balance sheet will be a $1 billion increase in debt since we funded it with borrowings offset by a $1 billion reduction in our guarantee line.

If you turn to the next page which is an update on our liquidity, the chart here shows the liquidity of the company over the last quarter has remained relatively consistent. I will discuss the changes in our liquidity on the next page, but would like to address our bank facilities here since they're a big component of our liquidity.

We're working hard with the banks to create a new facility that will extend our 364-day facility beyond its current 2004 maturity. We expect to be successful in this process, but have the capability to draw the 1.5 billion balance of the existing facility and make repayment in May 2004 if we are unable to extend the maturity for whatever reason. It is unlikely that we will extend any of our other bank facilities in this process as we currently do not expect to need capacity beyond the facility's original terms.

Next page is a reconciliation from January 31st, which is the last time we gave an update on our liquidity. The first quarter has been an eventful one for the company's liquidity position. We've been successful in increasing our liquidity despite the further downgrades from the rating agencies in the quarter, a period of unusual volatility in commodity prices, and over
1.25 billion of debt, preferred interest and guaranteed maturities.

Our business performed as expected. The core businesses, particularly pipelines and production, benefited from a strong natural gas price environment. We did not exceed our downgrade requirements of 2.2 billion, of which 1. 8 billion had been paid at January 31, 2003, and our cash demand due to gas price movement was consistent with our expectations and that cash margin has been returned as gas prices have fallen.

We also completed a number of financings in the period - Ron discussed those. All of these items demonstrate the strength of the assets of this company. Since January 31, 2003, we have raised 2.3 billion of net proceeds from financings and borrowings under our $1 billion credit facility. We have received approximately 1.2 billion of cash from the sale of assets, our cash flow from operations has been approximately equal to our cap-ex, and we've used approximately 300 million of working capital. This results in an available cash balance of 1.5 billion on March 28th, 2003.

Our 2003 sources and uses of cash which is the next slide, this information is available in our10-K under management's discussion and analysis of financial condition in the liquidity and capital resources section. This chart is from our 10-K and reflects the impact of the activities taken by the company in 2002 and in the first quarter of 2003 to provide liquidity and reduced fixed debt obligations over the next several years.

The cash flow from operations is consistent with that we showed in February and has been adjusted for the increased asset sales target, which is principally the mid continent production assets. We've been asked a number of times if we could reduce the amount of time that it would require to recover the margins in the trading book. While we are working diligently to do that, we do not currently have transactions in place that allow for us to include a significant amount of that cash in our 2003 forecast.

The debt issuance assumed in this plan includes the 1.9 billion in the first quarter of 2003, as well as a planned capital markets transaction to repay the 1.2 billion term loan that we issued in the first quarter. This transaction will enable us to reduce further our maturity demands over the next several years.

Other financing activities here include some project financings on our Brazilian operations, 67 million of which was completed in the first quarter.

We have discussed asset sales at length and have more information on historical sales activity in our 10-K under footnote three titled mergers and divestitures.

I'll discuss the debt and other repayment assumptions in greater detail on the next page.

Capital expenditures remain in the 2.5 to 2.6 billion range in 2003. We are reviewing all of our plans carefully in order to reduce these capital expenditures, the minimum amount required to meet our plan. As we complete this analysis, we will provide more detail to investors.

If you turn to the debt and other maturities slide, this information is available also in more detail on the 10-K under management's discussion and analysis, and footnotes 18, 19 and 20.

As can you see from the chart, capital markets debt maturities are relatively small over the next several years. As debt maturities - matures in our pipeline, we expect to refinance that debt at the individual pipelines. Otherwise, we expect to meet these maturities from cash on hand and internally generate cash flow.

Our bank facilities and our 1.2 billion term loan are our largest maturities in 2003 and 2004. We expect to repay our $1 billion multi-year facility upon its maturity in August of this year. I spoke earlier regarding our plans on the $1.2 billion term loan and the $3 billion bank facility. Our success in extending this maturity would provide greater flexibility in 2004. In addition, we expect to formalize the maturity schedule of our Clydesdale financing as part of the bank process.

Now I'll turn to 2003 expectations which is titled "2003 outlook update." In February, we provided an expectation of EBITDA, EBIT, EPS and cash flow from operations for 2003. While we expect to report approximately break-even for full year 2003 on a GAAP basis, our current plans remain consistent with the $1 per share of pro forma earnings that we discussed at that time. This current plan reflects the lower production rate in our production group due to the sale of the mid-continent assets in the first quarter, and due to a decision to shift planned capital from the second quarter to later quarters in the year. It also reflects the actual production for the first quarter and the actual prices received for the first four months of the year in our production group.

Other changes include higher cost of debt due to the recent downgrades and the costs of the Western Energy settlement.

Finally, we have assumed a higher loss in trading as we will continue to manage that business for cash as opposed to earnings.

As I discussed earlier, we expect to have a number of charges in the year and we have attempted to reflect the range of those charges in this projection.

Finally, we expect that the first quarter results will be consistent with our plan. Early analysis shows a strong quarter from our pipeline, production and petroleum groups, offset by weaker than expected results from our trading activities.

And with that, I'll turn it over to John Somerhalder, who is the president of our pipeline group.

JOHN SOMERHALDER (ph), PRESIDENT, PIPELINE, EL PASO CORPORATION: Thank you. Good morning.

The pipeline group again had good and solid results for the fourth quarter and full year 2002. The pipeline group did have two large charges in the fourth quarter of $412 million charge for the Western Energy settlement, and a $153 million asset impairment charge for the company's pipeline investment in Australia.

Absent those charges, the fourth quarter pro forma EBIT was $355 million. That's very close to the 2001 fourth quarter EBIT of 362,even with the sale of the CIG production properties in July of 2002, and the sale of our interest and alliance pipeline in November of 2002.

The full-year results for 2002 on a pro forma basis, again absent those charges I just talked about, was 1380, and that was slightly up from the 2001 pro forma results of 1372. We continue to see very strong pipeline capacity values and improving capacity values even before this winter, when we saw strong and high load factors. We had good recontracting results in markets such as our New England market. Again, with the return to normal weather, we saw very high load factors into almost all of our markets this winter. Importantly, our pipelines, because of the hard work of all of our employees, functioned very well and operated very well with these high load factors.

It's not just this winter and the high load factors. Because over the last several years, we worked very hard to connect new markets, a lot of those power plants connect supply, put in strategic interconnects with other pipelines, we continue to see and expect to continue to see high load factors, especially with the need to refill storage, which is now at historically low levels, as most of you know.

With those high load factors, we expect to see continued improvement in capacity values. Earlier this year, I talked to you all about a number of our expansion projects. Those included Phase V and Phase VI on Florida gas transmission; south system I and II and a north system expansion on Southern Natural Gas; an expansion of our Elba Island facility; expansions for new power plants on ANR and TGP, including an expansion to serve Rio Bravo in south Texas off of TGP; an expansion off of ANR in Wisconsin called West Leg expansion; continued expansions of the CIG system to serve markets in the front range; as well as a brand new pipeline of 540 million a day Cheyenne Plains pipeline needed to move Rocky Mountain gas out of that supply basin to markets. Also, expansions on EP&G as an example of the bond debt expansion.

All of those projects continue to move forward with very strong support from our shippers. The fundamentals of the natural gas business as Dwight talked to you about earlier is very strong, and we expect to see continued strong performance from the pipeline group.

With that, I'll turn it over to Rod Erskine to talk about production.

ROD ERSKINE, PRESIDENT, PRODUCTION COMPANY, EL PASO CORPORATION: Good morning.

I continue to be very pleased with our E&P program, particularly in our core deep drilling areas. In south Texas, our deep (INAUDIBLE) Vicksburg development program continues to press well with rigs running in all of our core fields. We're attempting to expand the trend into the basin to the east. We are drilling three Wildcats that will confirm our postulation that the prolific sands we are producing in our development fields are present and gas bearing, and a new and deeper trend that has previously been developed by the industry.

Our first well and our May prospect in Brooks County is down in its production. We will reserve its production for a few weeks before beginning to drill extension wells. Our Cascobel (ph) prospect about 10 miles east of Monte Cristo is drilling at 15,000 feet with excellent mud log shows in the upper and middle Vicksburg sands. Our seismic on this prospect indicates the Vicksburg section to be exceptionally thick with a Jackson shale of about 22,000 feet, which is our planned TD. This will be one of the deeper wells drilled in south Texas, and we are optimistic about its potential.

Within the next few weeks, we'll spud another 22,000-foot Vicksburg prospect at Maurina (ph) Lake. Success in any of these three wells could open up a new trend into play.

We continue to have success in the deep well (INAUDIBLE) of rigs running across the trend. At our dry hollow (ph) field that we thought was fully developed, we had discovered - we have discovered a new fault plot and have just completed our fifth well with initial potentials ranging from 5 to 25 million a day.

In our Ryan (ph) southwest beach area, we drilled our last several development wells below the development targets to the curtasios (ph) at 17 to 19,000 feet. All of our deeper wells have encountered significant additional Wilcox pay sands below the conventional targets at 13 to 14,000 feet. Our last well, the Robinson V, drilled to 19,300 feet and counted over 150 feet of pay below 18,000. Completion operations are underway. This is the deepest well ever drilled in Lavaca County and will be the deepest producing horizon in the trend.

In Lark (ph), Louisiana, we continue to have several rigs running, redeveloping the Legacy, Somatt (ph), Poston (ph), and Cotton Valley fields. As we export our south Texas technology to north Louisiana, we continue to make wells that are producing two to three times their rates of previous wells in these fields.

In addition, we have a new (INAUDIBLE) lime discovery at Kings Dome in north central Louisiana that appears very promising. We have steadily increased the production rate of this discovery that we made in the third quarter of last year. It is now produced at 25 million cubic feet a day for over two months with no decline. Our first extension well will spud shortly. We have a large100 percent acreage position around the well.

Our (INAUDIBLE) Gulf of Mexico program continues to perform above expectations with our first five wells in 2003 resulting in three new discoveries and one successful field wildcat. The discoveries are between 17 and 20,000 feet and are all at least 25 BCF in size with one over 200 BCF. Additional drilling will be required to determine the full extent of the fields. Fast track development programs are underway. The field wildcat at west cam 181 (ph) began producing last week at 15 million a day and 450 barrels of condensate. The production will slowly ramp up to 20 million cubic feet a day.

The Jim Bob (ph) Mountain discovery in South Marsh Island is only in 12 feet of water and will be tied back to a nearby Chevron production facility. The well has been tested at rates of 14 million a day, and 1300 barrels of condensate a day at 13,670 pounds flow and tubing pressure from the lower pay sand at 20,100 feet limited by the rig test facilities. Local analysis indicate the well can produce at up to 60 million a day and 4900 barrels of condensate. It should be on limited production within the next six weeks. Full production rates will require installation of CO2 removal facilities to reduce the 5 to 6 percent CO2 content to pipeline specs. We own a working interest of 60 percent in this discovery. An extension well for this discovery will begin shortly.

Our100 percent-owned Blue Devil discovery in South Timber (ph) layer encountered 162 feet of gross, 80 feet of net gas pay at 17,100 feet. We are refurbishing a jacket and deck (ph) from the inventory to fast track this project, and anticipate this well to be on production by September 1st at an estimated rate of 75 million cubic feet a day. An extension well will be spudded immediately to determine the size of the discovery.

Our 50 percent owned Browning discovery in Hiata (ph) encountered 126 feet of gross, 85 feet of net gas pay at 16,840 feet. We are currently digging a well with significant prospective section to be encountered before reaching the (INAUDIBLE) fault at 22,000 feet. This discovery is in 45 feet of water and will be tied back to one of several nearby existing facilities to fast track production. We anticipate it being on production by mid summer.

We were very successful in the Gulf of Mexico lease sale earlier this month and were the high bidder on 17 blocks. If we are awarded these blocks, we will increase our deep shelf prospect inventory from 45 to 60 prospects, one of the largest in the industry.

In Canada, our decision to shift our emphasis from the shallow gas and oil plays in Alberta to the deeper plays of British Columbia is beginning to pay off, and the prolific sleigh (ph) point trend we're extended at north and south of Apache's Lady Firm (ph) field with several discoveries. Over the winter drilling season, we drilled six sleigh point discoveries with only one dry hole to date. Two were non-operating with 25 percent working. The other four were within our Lubbles(ph) field complex where we have 250,000 gross, 225,000 net acres. The four discoveries in this area were all 100 percent working interest. The first well has been on production for several months at 20 to 25 million cubic feet a day with no decline limited by processing plant capacity, and we have booked 50 BCF of reserve for this well. The well has a production capacity of 50 million cubic feet a day.

The production rates and reserve size of the other discoveries will require extended production testing, which will be delayed by road travel bans during break-up for several months. We will also need and acquire processing space in several of the surrounding plants that handle this, our gas, but initial log analysis and limited flow tests are very encouraging with pay sections similar to our first level of well and Lady Firm.

Additionally, we have two sweet gas discoveries south of Port St. John in the Cadac (ph). We have completed four wells that have accumulative production capacity of 45 to 50 million cubic feet a day. We must construct several miles of (INAUDIBLE) line to market the gas, but anticipate it being on stream by mid summer. Extension wells to these 100 percent discoveries are being planned. We would anticipate that by year-end, these eight new discoveries would cumulatively increase our net production by over 100 million cubic feet a day net. In spite of our excellent success with the drill bit, our unplanned sale of mid-continent assets and the delay of $150 million of capital spending in the second quarter to the latter part of the year to improve liquidity will reduce our targeted production to 550 BCF equivalent. Offsetting its production , oil and gas prices continue to exceed our original plan process, resulting in earnings very close to our original plan.

I'd like to turn it back to Ron for a summary.

Before we take questions, I have a few closing remarks.

RON KUEHN: I believe El Paso is a company of world class assets and people. This is a company with a promising future despite its many challenges. A lot remains to be done to reach our goals. To date, we have made significant progress. We will continue to stay focused on our business plan and not be distracted. I believe we are on the right track. We must continue to be strong, focused, and flexible regarding our plan, and we are all working hard to ensure that we emerge a stronger, more focused company.

With that, we will now move to the Q and A. Before doing that, I'd like to remind all of you that the primary purpose of today's call is to talk about our earnings, so we will only be answering questions relating to today's presentation, and press release, and not related to proxy.

With that, we're ready for questions.

OPERATOR: Thank you, sir. The floor is now open for questions. If you do have a question, press 1 followed by 4 on your touch-tone phone. To remove yourself from the queue, please dial the pound sign. We do ask that while you pose your question, that you please pick up the handset to provide optimum sound quality. Once again, ladies and gentlemen, that is 1 followed by 4. Please hold while we poll for questions. Thank you.

Our first question is coming from Ray Niles of Salomon Smith Barney.

RAY NILES, SALOMON SMITH BARNEY: Good morning. Thank you.

What I would like is if you can provide a little more color on some specifics with change in value of the contracts of the trading book, and also for the impairment of assets at Project Electron. For example, on the contracts, was it related to long sparks, spread exposure or directional gas price exposure, and then if you can tie it in to a sense as to what further types of charges there could be.

BRENT AUSTIN, PRESIDENT AND COO, EL PASO CORPORATION: Hi, Ray. This is Brent Austin.

In terms of more color on specific changes in the trading book, we basically had two elements in the fourth quarter. One was our implementation of EITF 02-3 so a significant component of the change was related to that. Beyond that, we were basically marketing the portfolio to fair value, and given the conditions in the industry, and particularly the weakness of the number of counter parties and before liquidity in the market, the change basically just reflects what we estimate to be fair value for the quarter.

RAY NILES: So it's mainly liquidity and credit related to your counter parties?

BRENT AUSTIN: Well, just reflecting market conditions for - you know, the bid asked for a number of contractual positions. We've got about 40,000 contract positions at year-end in the book.

DWIGHT SCOTT: Ray, this is Dwight.

Just to add a couple of things there, we also took significant option value out of the book as the market, you know, really hasn't stopped paying for option value right now. That was a big component, and then we actually went out and since we're exiting the business and we're no longer as active in many of the markets where we have positions, we went out and brought in a third party to evaluate our curves and all that together was what resulted in the $620 million change in value.

RAY NILES: OK. Maybe a follow-up question. In terms of the EITF 0203 change, is that going to show up in accrual earnings or is that sort of just gone from the book in this period and we won't really see a reversal benefit in future periods?

UNKNOWN MALE #1: The positions that have gone from mark to market accounting to accrual, the change in value on those positions will be reflected on a quarterly basis, so the value isn't necessarily gone. It's just not going to be recognized up front for the entire remaining value of the life. It will just be spread out as accrued over the specific life of that instrument.

RAY NILES: Thank you.

OPERATOR: Your next question is coming from Ron Barone of UBS Warburg.

RON BARONE, UBS WARBURG: Good morning. Two of the questions following up.

The quarterly burn rate for trading, the fixed quarterly burn rate, how negative could that be going forward, number one, and number two, the book is valued negative now. How bad could that get going forward? Can you give us some idea, put some parameters around that?

DWIGHT SCOTT: It's a mark to market - there is still mark to market aspects of the book, so it really depends on where the market goes as to where the value goes going forward. The burn rate, as you recall, we're talking about $90 million of loss for the year in our previous numbers. A range around that, actually. I think we probably - we have seen a higher burn rate than that in the first quarter, and that's why I said and we've tried to reflect that in our adjusted estimates of $1. As we manage the business and try to get the liquidity out of the business as quickly as possible, we're making decisions that create losses from an earnings standpoint in order to get us cash faster, and for instance, we may sell some power contracts that allow us to reduce our collateral demand and reduce our long-term obligations in the books that may result in a loss relative to their mark to market value and, therefore, we could see higher losses - that's where we try to reflect in our projections.

RON BARONE: Thank you.

OPERATOR: Thank you.

Our next question is coming from Carol Coale of Prudential Securities.

CAROL COALE, PRUDENTIAL SECURITIES: Good morning.

I wanted to specifically address your liquidity and your available credit. I was a little confused on slide 14. Earlier, you were talking about renegotiating your credit lines with the banks and we've got the $3 billion, 364-day revolver that matures in May and then there's the other billion dollar line that matures I think this summer. Looking on 14, it doesn't look like - you said you do not intend to renew the billion dollar credit line and you're just working to renegotiate the 364-day term line? That's the first part of the question. Second is, if you had to secure that line, can you give us an idea of what assets are not encumbered at this point in time that could be used as a secure asset under that credit?

UNKNOWN MALE #2: Let me address, Carol - your question actually highlights something on this slide that is different than how we normally talk about these lines.

We expect to extend - we're working on extending the maturity of our 364-day facility, which is the $3 billion facility. In this slide that is showing as - the 1.5 is showing as due in 2004, but we title it multi-year revolver so this is actually - this slide is incorrect. It should - 364-dayrevolver should be in the line below where it is, and those two are switched. So our multi-year revolver, which is the one that's due in August of this year, it is a billion dollar facility. We will repay - it is fully drawn, half of which is drawn for cash and half of which is used for LC's. We expect to repay that in August of this year. The $3 billion facility, which is 1.5 billion of which is drawn, we are - we will either have to pay that on its maturity in May of 2004 or we will be successful in extending it. So this slide, you're right, it is inconsistent in wording from what we normally say.

I would prefer not to discuss exactly what we are talking about with the banks, but we do believe that we have within our indentures the capability of providing collateral to the banks that will be fair to the banks and allow us to get a good transaction for the company, but will also be fair to our other security holders, our other bond holders within the company. So without going into the detail of what we think we can and can't do, we do believe that there's collateral that we can offer that makes the deal work.

CAROL COALE: OK. Thanks.

OPERATOR: Thank you.

Our next question is coming from Anatol Feygin from J.P. Morgan.

ANATOL FEYGIN, JP MORGAN: One, Dwight, can you give us a feel for where you're estimating interest expense to play out for 2003?

DWIGHT SCOTT: Well, Anatol, that's - let me just answer that. If you look at the fourth quarter interest expense, that's why I mentioned that Euro loss, the Euro dollar loss in the fourth quarter. Our fourth quarter numbers are about on an annual basis what we would expect for the full year next year with the exception of that non-cash Euro dollar exchange rate loss of 50 million. There actually may be a little bit below what we expect next year, but that's one way to look at it, at least.

ANATOL FEYGIN: Very good. Can you tell us why the Electron contribution was actually a loss in the fourth quarter? We thought that that was pretty much locked in for the full year.

UNKNOWN MALE #3: Let me make two points. One is the actual fee-based income was - we did achieve that in the fourth quarter. The equity earnings that we got as an owner of Electron were what was a loss.

UNKNOWN MALE #4: I can't recall the specifics. It was just a normal operating expenses and part of the management (INAUDIBLE) to us.

UNKNOWN MALE #3: I think it was just the businesses had a loss in the quarter, Anatol.

ANATOL FEYGIN: Great. One question, I guess, for Rod. The MMS has come out with this proposal to give a credit for some of the type of drilling that you guys do in the shallow waters, deep drilling. Can you give us a feel for how much production that you currently have would qualify for that royalty credit?

ROD ERSKINE: As it's currently proposed, the effective date won't be until they finished all their comments, so it will only be effective for wells that are drilled after probably two months from now. So none of our current production will be affected. It will have a significant impact on our programs for the rest of the year. We have a number of deep wells that we'll be drilling over the next year, so this proposed rule, if it goes into effect, will have a very positive impact on our deep shelf program. We're the most active operator in that area.

ANATOL FEYGIN: Can you give me a feel for how much production is coming? I appreciate that this production won't qualify, but just to get a sense for the numbers involved, how much of the production is currently from those types of wells?

ROD ERSKINE: Currently of our deep shelf program, we're making - we're operating about 600 million cubic feet a day, and over half of it's come from deep shelf wells now. And that number is steadily increasing. Our shallow production continues to deplete, and we replaced that with mostly deep shelf. Our entire development program for the Gulf of Mexico is revolved around deep shelf.

ANATOL FEYGIN: And these would then qualify for 25 BCF or up to 25 BCF over the life of the well?

ROD ERSKINE: Yes, almost all of ours would almost all be below the 17,000-foot depth, and so would qualify for the 25.

ANATOL FEYGIN: Excellent.

UNKNOWN MALE #4: 16 percent on an average gas price of five bucks, you're talking 80 cents in Mcf for that production.

ANATOL FEYGIN: Right. Excellent.

One last question as a follow-up to Ray's question. Can you guys give us a sense for the - as the book comes in, the issues that have been - the contracts that have been written down to historical value, the accrual --level of accrual earnings that will be recognized in 2003 that has been written off on EITF 02 03,what that magnitude could possibly be?

UNKNOWN MALE #4: Yes, that is reflected in the total loss that we're expecting from the trading business, so it's just part of that - of that - that income is offsetting the loss, and it depends on, for instance, on transmission capacity, it depends on what the basis spread is.

ANATOL FEYGIN: Sure. All right. Thanks very much, everyone. Thanks, Dwight.

OPERATOR: Thank you.

Our next question is coming from Scott Soler of Morgan Stanley.

SCOTT SOLER, MORGAN STANLEY: Good morning.

Dwight, I've got two questions, first regarding earnings guidance of a dollar for next year, just want to understand a few of the key assumptions in the earnings guidance. On interest expense, question was asked, but what I want to understand is, assuming you all do get your 3 billion dollar revolver refinanced in the next couple weeks, is there an assumption for a higher interest charge on the refinancing built in? And then on the assumption on merchant energy EBIT, could you all - I forgot if you had provided that already or not.

UNKNOWN MALE #5: Yes, in the February 8th call, what we did is we provided EBITDA, EBIT for each of the business units, and then a total earnings number. So that's where those are coming from.

And on the interest expense, yes, we have in our plan assumed that we would pay a higher interest expense on our bank facilities and we've also assumed, you'll recall this $1.2 billion term loan has a higher interest expense on it than what our average interest rate is certainly.

SCOTT SOLER: OK. The second question is on page 10 of the presentation, your non-equity-funded capital or debt is 24.9 billion of total obligations. We were wondering either on the 10-K or on the follow-on Q's that would come out probably second quarter, I'd assume, what do you all have to lay out under FASB interpretation 46 in terms of things like project finance debt, other - if there were - if there's any other debt aside from the 24.9, is there any particular schedule you all will have to provide in your K either tonight or in your Q mid year?

UNKNOWN MALE #5: Actually, the K will have a lot of information on that, Scott, in the management discussion analysis in the liquidity section, in the off balance sheet section. There are a number of places in the K where we try to address that.

Specifically, your question about the implementation of the new accounting rules, there are two places where that may impact us significantly. One is on leases, on leveraged leases and we have two of those of any size, one is on our Aruba refinery and one is on our Lakeside telecom facility. We have in the 10-K a description of what the impact of bringing those on would be. As I mentioned in my earlier statements to the extent that we change some of the structures of those deals as part of our bank deal, they may come on earlier anyway. It doesn't change the calculation you just talked about, at least it doesn't change that page we just showed because the guarantees are included in those guarantees from the banks.

In addition, we have talked about Electron, and Gemstone - to the extent that we consolidate them, and we expect to consolidate Electron and it is likely we will consolidate Gemstone, we will bring on any project financed debt on Electron, that's that1.8 billion we talked about last time that we were working on selling the assets and reducing that number. To the extent that we're not successful in selling those assets, that non-recourse debt would come on to our balance sheet.

Gemstone, we will probably consolidate it either through buying out the equity or through this change in accounting. There is not significant debt on those assets at the moment, though we are trying to put on some project financings on those assets to reduce our exposure to Brazil.

SCOTT SOLER: So Dwight, even though you all have 2003 to adopt or to implement FEN46, you don't see there's anything that your auditors might come to you in the next few months and we say we think this, this and this should be added? What you capture is what you feel is the total?

DWIGHT SCOTT: We tried to lay it out, Scott, as to what we think the exposures are to the change. Jeff Beason (ph) is here with us. Is there anything else in that note of any import?

JEFF BEASON (ph), EL PASO CORPORATION: Well, we've referred - we refer you to the MB&A, but also to the first footnote in the financial statements. There's a pretty good discussion of all the components that we expect to implement with this new FEN46. The requirement of FEN46 is that we update this new rule in our financial statements effective July 1st of this year, and I think we've given you a pretty good indication of that in the 10-K.

SCOTT SOLER: OK. Thank you.

OPERATOR: Thank you.

Our next question is coming from John Olson of Sandlers Morris Harris.

JOHN OLSON, SANDLERS MORRIS HARRIS: Good morning, everybody. A couple of quick ones, if I may.

The capital spending number of about 2.5, 2.6 this year, do you have any idea where that number would be in '04 and '05? Can you take that lower?

DWIGHT SCOTT: John, it's Dwight.

As I said in my presentation, we're going through a process right now of looking at those numbers very carefully. Since most of that cap-ex is in our production and in our pipeline businesses, we're looking at where we can reduce that in those two businesses particularly without significantly impacting our plan cash flows and so forth, so we're working on a process of reducing it not only for this year, but for further years. Also in that number is a couple of hundred million dollars of maintenance capital in assets that we're going to sell, so we would expect it to go down by that amount just by virtue of selling the assets that we have on the block, but when we get down below that 2.3 to 2.4 number, that's sort of part of the same process we're going through for this year.

JOHN OLSON: OK. Secondly, Ron mentioned that I believe the number was - you expected to have over 80 percent of your assets sales done by the end of the second quarter, and that would imply another billion dollars will come out in next 90 days here or so. Was that you'd be up to 2.7 billion by July 1st?

BRENT AUSTIN: Yes, that's what we expect, John. This is Brent.

Our program for the 2.9 that was up to 3.4 billion of non-core asset sales for calendar year 2003 was specifically geared to be up fronted in that kind of a mode, so we'll be through with - either closed or announced more than 80 percent by the end of the second quarter, we have that expectation.

JOHN OLSON: OK. And final question - you mentioned a number of charges that you expect to take this year, including Project Electron, equity and the like. You mentioned losses on various asset sales of another 300 to 375 million after tax. Is that specifically identified with one sector like power plants or anything else?

UNKNOWN MALE #6: John, I think the largest component of that would be an expectation on expected losses on the disposition of some petroleum assets, would be the largest segment there.

JOHN OLSON: OK. Thank you very much.

OPERATOR: Thank you.

Our next question is coming from Curt Louner from Credit Suisse First
Boston.

CURT LOUNER, CREDIT SUISSE FIRST BOSTON: Just wanted to follow up on John's last question.

How sensitive will the write-offs this year be to the selling prices of some of the assets, say the ones with PPA's out of Electron related to the goodwill in Electron, and I do have a follow-up after that.

UNKNOWN MALE #7: On the Electron question, what will happen is when we buy out the equity there, we will revalue the assets within that business. And actually in our 10-K, there's a much more detailed description of the assets in that business in the front part of the 10-K this year. But we will revalue those assets, and to the extent that we are paying more than that fair market value of the assets, it will be attributable to goodwill.

To the extent that we didn't think that goodwill is impaired by the value of the assets, we would have a write-off, and that's kind of the process we'll go through. The PPA assets are obviously not sensitive to that valuation, though what we have seen is discount rates have gone up as to what people are willing to pay for that contracting cash flow. But there are various assets within Electron including some that have long-term holding contracts and we'll have to look at the counter parties that they're totaling and see what their credit profile is and so forth. So it's that process we'll be going through, Curt.

The rest of the write-off is absolutely sensitive to both when and for how much we sell assets, and so to the extent that we achieve our asset sales program without having to sell some of the assets we have less value, and that would result in less write-off, and to the extent we get less value, then we're projecting results with a greater write-off.

CURT LAUNER: Thank you.

If I could ask for John to give us an outlook for pipeline EBIT this year, up, down, sideways, given what we know about the required capital expenditures, the maintenance levels at the pipeline, there are some new projects coming in. If I could just ask about that.

DWIGHT SCOTT: Yes, Curt, before John answers it, we're trying to be sensitive to this new rule that came out, I guess Friday, about disclosure and having GAAP discussions at the same time you're having EBIT discussions. In our previous presentation on February 8th, we did give EBIT guidance for the pipelines, and that's in there, and John can maybe talk about where we are relative to what we thought in February.

JOHN SOMERHALDER (ph): Yes, as Dwight said, we did give that guidance. It is fairly early in the year, but what I indicated earlier was that we have seen higher load factors on our pipeline systems. That does show some improved value already we've realized. As an example, on Tennessee, we have enhanced fixed variable rates, so we've seen already some improved benefits. So the general direction is positive from what we presented earlier, but it's really a little early in the year to say more than that.

On capital, we're managing capital as best we can, and we have seen some indications where we can control that and keep it at or slightly lower than what we had anticipated before as well, so positive direction as far as EBIT upward, a little bit of a positive direction as far as keeping capital expenditures low.

CURT LAUNER: OK. Fair enough. And just one brief follow-up, if I could, on the discussion you had earlier relative to cash levels at 328, the1.5 billion number. Is that an unrestricted cash number and there's some additional cash that's restricted above that?

UNKNOWN MALE #7: Yes, Curt. This is what we call available cash, so it's cash that we can send out a wire today if we needed to, and that's what we consider our available cash.

CURT LAUNER: And that description compares to the 1.1 billion that we had at year-end in the numbers?

UNKNOWN MALE #7: Yes, the reported number was 1.6 billion at year-end versus the 1.1 of available cash at that time.

CURT LAUNER: OK. Thank you very much.

UNKNOWN MALE #7: Operator, let's take one more question.

OPERATOR: Thank you.

Our final question will be coming from John Edwards of Deutsche Banc.

JOHN EDWARDS, DEUTSCHE BANC: Thank you.

Could you clarify for us the total inventory of production property, you know, given the number of asset sales? I think we were guessing around 4.7 TCF.

UNKNOWN MALE #8: You mean the reserves, John?

JOHN EDWARDS: Yes.

UNKNOWN MALE #8: Our year-end number, I believe, was 5.2 billion worldwide.

JOHN EDWARDS: Year-end, and then you've sold some down since then?

UNKNOWN MALE #8: Yes, we've sold some down since then. Mid-continent was a little over 400 BCF, correct.

JOHN EDWARDS: Right. OK. And then could you clarify then what's your weighted average interest rate going to be at this point?

UNKNOWN MALE #8: Our current weighted average rate for long term debt is around 8 percent. Our short term debt, even at the higher cost, is LIBOR based and would be below that. I do not have, John, exactly what's assumed in our plan on our weighted average cost of interest here today.

JOHN EDWARDS: OK. And then could you just - in terms of the liquidity, help us understand in terms of the collateral, do you expect to roll, you know, back to El Paso, you know, from trading book and from production hedges? Can you give us a little bit of clarification on that say this year and next?

UNKNOWN MALE #8: Sure. Our trading book, we have - including our production hedges which show up in the trading book, we have about 1.2 billion of current margin outstanding against that, plus a couple hundred million dollars of LC capacity that we're using against that book, so that is the amount of money that we would expect to come back over time as we liquidate both the production hedges and the trading book, and then we have in addition, a significant amount of collateral out against our petroleum business, particularly our Eagle Point and Aruba refineries, and as we either figure out a way to do that or sell those assets, that liquidity should come back to us as well.

JOHN EDWARDS: How much should that be?

UNKNOWN MALE #8: I don't have the current number. It was 400 to 600 million dollars, it ranges in that range.

UNKNOWN MALE #9: For all of petroleum.

JOHN EDWARDS: OK. And then last question, just - you mentioned the Cheyenne Plains pipeline. What's the capacity and timing you expect on that project?

UNKNOWN MALE #9: The capacity on that pipeline is 540 million a day. It's about a 330 or $340 million project. Most of those dollars would be spent next year, and we would anticipate in service very early in 2005. If there's a way for us to speed that up a little bit, we're looking at that, but right now, early 2005 is the anticipated in-service date.

JOHN EDWARDS: OK. Thank you very much. I'll follow up with my other questions later.

BRUCE CONNERY: OK. That will conclude the call. I'll remind you that we'll be filing our 10-K later on this morning, and you can access that on our website. Again, we appreciate you calling. Thank you.

OPERATOR: Thank you. This does conclude today's teleconference. You may disconnect your lines at this time and have a great day.

END